Exhibit 2.2

MUTUAL GENERAL RELEASE

This Mutual General Release (this “General Release”) is entered into this 29th day of September, 2006, between FPIC Insurance Group, Inc., a Florida corporation (“FPIC”), and Anthony J. Bonomo, an individual (“AJB”).

WHEREAS, AJB is the President and a member of the Board of Directors of Administrators for the Professions, Inc. (“AFP”);

WHEREAS, FPIC, AJB and AJB Ventures, Inc., a New York corporation controlled by AJB (“Ventures”), shall enter into, contemporaneous with the execution of this General Release, a Securities Purchase Agreement, dated as of September 29, 2006 (the “Purchase Agreement”), providing for the acquisition by Ventures of various securities owned by FPIC, including all of the issued and outstanding capital stock of AFP, heretofore a wholly-owned subsidiary of FPIC; and

WHEREAS, Section 2.4 of the Purchase Agreement contemplates that the parties hereto execute and deliver this General Release and the parties hereto deem it in their best interests to do so;

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and provisions set forth below and such other good and valuable consideration (including, without limitation, the mutual execution of the Purchase Agreement), the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

1.  a.  AJB agrees that AJB fully, finally and unconditionally and forever releases, discharges and forgives FPIC and all of its direct and indirect subsidiaries and affiliates as in existence immediately following consummation of the sale of securities contemplated by the Purchase Agreement (collectively, the “FPIC Companies”), all of the FPIC Companies’ successors and assigns, and any and all of the FPIC Companies’ past and present shareholders, officers, directors, managers, agents, representatives and employees, in their capacities as such (the “FPIC Releasees”), from any and all claims, allegations, complaints, proceedings, charges, actions, causes of action, demands, debts, covenants, contracts, liabilities or damages of any nature whatsoever (“Claims”), whether now known or claimed, to whomever made, that AJB had, has or may have against any or all of the FPIC Releasees for or by reason of any cause, nature or thing whatsoever, up to the date hereof, known or unknown, including, by way of example and without limiting the broadest application of the foregoing, any actions, causes of action or claims under any contract or any federal, state or local decisional law, statutes, regulations or constitutions, and any claims, asserted benefits or rights arising by or under contract or implied contract, any alleged oral or written contract or agreement for employment or services, any claims arising by or under promissory estoppel, detrimental reliance, or under any asserted covenant of good faith and fair dealing, and any claims for defamation, fraud, fraudulent inducement, intentional infliction of emotional distress, or any other tortious conduct, including personal injury of any nature and arising from any source or condition, or pursuant to any other applicable employment standards or human rights legislation, or for severance pay, salary, bonus, commission, incentive, equity or additional compensation, vacation pay, insurance or benefits. AJB agrees that all prior agreements between AJB and one or more of the FPIC Releasees are hereby terminated as of the date hereof, and shall hereafter be of no further force or effect.

              b.  As of the date of, and upon execution of this General Release and the waiver and release of all claims contained herein, AJB covenants, represents and warrants that AJB will not assert, threaten or commence any claim, allegation, action, complaint or proceeding against the FPIC Releasees or any of them by reason of any matter or thing existing up to the date hereof. If AJB should, after the execution of this General Release make, pursue, prosecute, or threaten to make any such claim or allegation, or pursue or commence or threaten to commence any such claim, action, complaint or proceeding against the FPIC Releasees, or any of them, for or by reason of any cause, matter or thing existing up to the date hereof, this General Release may be raised as, and shall constitute, a complete bar to any such claim, allegation, action, complaint or proceeding.

2.  a.  FPIC agrees that FPIC fully, finally and unconditionally and forever releases, discharges and forgives AJB, all of AJB’s successors and assigns, and any and all of AJB’s past and present agents and representatives (the “AJB Releasees”), from any and all Claims whether now known or claimed, to whomever made, that FPIC had, has or may have against any or all of the AJB Releasees for or by reason of any cause, nature or thing whatsoever, up to the date hereof, known or unknown, including, by way of example and without limiting the broadest application of the foregoing, any actions, causes of action or claims under any contract or any federal, state or local decisional law, statutes, regulations or constitutions, and any claims, asserted benefits or rights arising by or under contract or implied contract, any alleged oral or written contract or agreement for employment or services, any claims arising by or under promissory estoppel, detrimental reliance, or under any asserted covenant of good faith and fair dealing, and any claims for defamation, fraud, fraudulent inducement, intentional infliction of emotional distress, or any other tortious conduct, including personal injury of any nature and arising from any source or condition,. FPIC agrees that all prior agreements between FPIC and one or more of the AJB Releasees are hereby terminated as of the date hereof, and shall hereafter be of no further force or effect.

             b.  As of the date of, and upon execution of this General Release and the waiver and release of all claims contained herein, FPIC covenants, represents and warrants that FPIC will not assert, threaten or commence any claim, allegation, action, complaint or proceeding against the AJB Releasees or any of them by reason of any matter or thing existing up to the date hereof. If FPIC should, after the execution of this General Release make, pursue, prosecute, or threaten to make any such claim or allegation, or pursue or commence or threaten to commence any such claim, action, complaint or proceeding against the AJB Releasees, or any of them, for or by reason of any cause, matter or thing existing up to the date hereof, this General Release may be raised as, and shall constitute, a complete bar to any such claim, allegation, action, complaint or proceeding.

3.  Each of the parties hereby represents and warrants that it has not assigned any part of any of the Claims that are subject to this General Release, and that no person or entity other than the FPIC Releasees and the AJB Releasees owns any interest in such Claims.

4.  Notwithstanding anything to the contrary contained in this General Release, the provisions of Section 1 and Section 2 shall not apply to the obligations of FPIC or AJB under or in respect of the Purchase Agreement or in any related agreement, instrument, certificate or document executed in connection with the Purchase Agreement

5.  This General Release shall not constitute an admission of any wrongdoing by the FPIC Releasees, the AJB Releasees, FPIC or AJB or any of them, or of having caused any injury to AJB or FPIC, as the case may be, by any acts or omissions on the part of the FPIC Releasees, the AJB Releasees, FPIC or AJB or any of them, or a violation of any statutory, regulatory or common law obligation owed to AJB by any of the FPIC Releasees or owed to FPIC by any of the AJB Releasees.

6.  If any provision of this General Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this General Release will remain in full force and effect. Any provision of this General Release held invalid or unenforceable in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

7.  This General Release embodies the entire agreement between the parties hereto with respect to the subject matter hereof and may not be amended, modified or terminated except by express written agreement between the parties. This General Release supersedes all prior and contemporaneous written and oral agreements with respect to the subject matter hereof. This General Release shall be construed and governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

8.  This General Release shall be binding upon and inure to the benefit of the parties, the FPIC Releasees and the AJB Releasees, and their respective successors, heirs (in the case of individuals) and assigns. Neither AJB’s nor FPIC’s obligations under this General Release may be assigned or transferred.

9.  This General Release may be executed in any number of separate counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Mutual General Release to be effective as of the date first written above.

FPIC INSURANCE GROUP, INC.

By:	/s/ Charles Divita, III
Chief Financial Officer

/s/ Anthony J. Bonomo
Anthony J. Bonomo, Individually